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        ShopKo Stores, Inc. and Subsidiaries
        Exhibit 12 - Statements Re Computation of Ratios
        (In Thousands)

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



                                                       First Half Ended
                                                -------------------------------
                                                  July 29,          July 31,
                                                    2000              1999
                                                (26 Weeks)         (26 Weeks)
                                                -------------------------------

        Ratio of Earnings to Fixed Charges
        ----------------------------------
        Computation of Earnings

    1   Earnings from continuing operations
          before income taxes                      $  11,067         $  12,354
    2   Add previously capitalized interest
          amortized during the period                    288               283
    3   Less interest capitalized during
          the period                                     574               157
                                                   ---------         ---------
    4   Total earnings (sum of lines 1 to 3)          10,781            12,480

        Computation of Fixed Charges

    5   Interest (1)                                  31,329            21,394
    6   Interest factor in rental expense              3,494             1,012
                                                   ---------         ---------
    7   Total fixed charges (sum of lines
          5 and 6)                                    34,823            22,406

    8   TOTAL EARNINGS AND
          FIXED CHARGES (line 4
          plus line 7)                             $  45,604         $  34,886
                                                   =========         =========

    9   Ratio (line 8 divided by line 7)                 1.3               1.6

        (1) Includes capitalized interest

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